DEVELOPMENT AND PURCHASE AGREEMENT


         This Development and Purchase Agreement is made this 2nd day of June, 1996, by and among DeMattia Development Company, a Michigan corporation, with business offices located at 45501 Helm Street, Plymouth, Michigan 48170, as Developer and Seller ("DeMattia"), Plymouth-West Limited Partnership, a Michigan limited partnership, with business offices located at 45501 Helm Street, Plymouth, Michigan 48170 ("Plymouth-West"), and Perceptron, Inc., a Michigan corporation, with business offices located at 23855 Research Drive, Farmington Hills, Michigan 48335-2643, as Purchaser ("Perceptron") upon the following terms and conditions:

RECITALS:

         A. On March 5, 1996, Demco XVI Limited Partnership, a Michigan limited partnership, as Landlord ("Demco XVI") entered into a Lease with Perceptron, as Tenant, which Lease was modified by a letter agreement dated March 8, 1996 (collectively, the "Lease") .

         B. The Lease provided for the development and construction of an office, research and development and distribution facility ("Perceptron Facility") as described in the Lease upon a Site (as defined in the Lease) pursuant to certain Plans (as defined in the Lease) in accordance with the terms and conditions of the Lease including, but not limited to, Sections
3.1 through 3.6 and 4.1 through 4.4.

         C. A certain letter agreement dated December 21, 1995, by the R.A. DeMattia Company, a Michigan corporation ("DeMattia Co."), provided Perceptron with an option to purchase the proposed facility and Perceptron exercised the option by written notice on March 28, 1996.

         D. DeMattia and Perceptron desire to set forth the terms and conditions for the development, construction and purchase of the Site and Perceptron Facility.

         NOW, THEREFORE, for and in consideration of the foregoing Recitals, the mutual covenants of DeMattia and Perceptron contained herein, and other good and valuable consideration, the receipt, adequacy and sufficiency of which is hereby acknowledged, DeMattia and Perceptron agree as follows:

         1. DeMattia is providing the Site and constructing the Perceptron Facility on the Site in accordance with the Plans (as defined in the Lease) and the requirements of the Lease, including, but not limited to, Sections 3.1 through 3.6 and 4.1 through 4.4, for an aggregate purchase price of Five Million Three Hundred Ninety-Six Thousand Six Hundred Fifty-Five ($5,396,655) Dollars ("Purchase Price"). DeMattia shall construct the Perceptron Facility in compliance with the recorded Building and Use Restrictions for the Metro-West Technology Park Subdivision recorded in Liber 23026, Page 347, Wayne County Register of Deeds and Records.

         2. In addition to the Purchase Price, Perceptron shall pay to DeMattia all costs and expenses incurred by DeMattia or any of its affiliates in connection with the Lease and sale transaction within five (5) business days of written request for payment identifying the costs in detail, which costs are identified on attached Exhibit A.

         3. DeMattia acknowledges receipt of a deposit of Fifty Thousand ($50,000) Dollars paid by Perceptron pursuant to the Proposal to be applied toward the Purchase Price.

         4.      Perceptron shall pay the Purchase Price as follows:

                 a. An amount monthly equal to a percentage of construction completed ("Progress Payment") as of the date of the request for payment ("Draw Request"), which Draw Request shall be accompanied by a certification by DeMattia of the percentage of completion of construction. The Progress Payment, less a retainage of ten (10%) percent, shall be paid by Perceptron within five (5) business days of the Draw Request.

                 b. The retainage of ten (10%) percent shall be paid by Perceptron upon the Substantial Completion Date (as defined in the Lease) less an amount agreed upon by DeMattia and Perceptron for "Punchlist Work" as defined in Section 4.1 of the Lease.

                 c. The amount withheld for Punchlist Work as and when the Punchlist Work is completed.

         5. In the event Perceptron and DeMattia disagree upon the percentage of completion, Perceptron shall pay the amount of the Progress Payment based upon the percentage of completion determined by it and the dispute will be submitted to arbitration in accordance with Section 3.5 of the Lease.

         6. All taxes and assessments (including special assessments) affecting the Property for which bills have been issued prior to the date of Closing shall be paid by Seller and all such taxes and assessments for which bills are issued after the date of Closing shall be paid by the Purchaser, notwithstanding the fact that such taxes or assessments have become a lien upon or assessed against the Site as a result of Public Acts 80 and 219 of 1994. Current Taxes (as hereinafter defined), shall be prorated and adjusted as of the date of Closing in accordance with the due date basis (i.e. July 1 and December 1) of the municipality or taxing unit in which the Site is located, with all taxes being deemed paid in advance. All special assessments levied against the Site and providing for installment payments due after the date of Closing shall be paid by Sellers. Current Taxes shall mean the winter and summer tax bills issued for the Site within twelve (12) months immediately preceding the date of Closing.

         7. The transaction shall be closed upon the Substantial Completion Date (as defined in Section 3.4 of the Lease) and upon Closing the following shall occur:

                 a. DeMattia and Perceptron shall execute and deliver a Closing Statement identifying the Purchase Price, costs and expenses for the transaction, tax prorations and similar costs and expenses.

                 b. DeMattia shall execute and deliver to Perceptron a warranty deed in the form attached as Exhibit B.

                 c. Perceptron shall pay DeMattia the amount of any outstanding and unpaid Progress Payments and the ten (10%) percent retainage, less the mutually agreed upon amount for Punchlist Work. Perceptron shall pay DeMattia the amounts for such Punchlist Work as and when completed.

                 d. Perceptron shall pay any costs and expenses required under Paragraph 2 which are due and unpaid as of the date of Closing.

                 e. DeMattia shall provide Perceptron with a commitment for an owner's title insurance policy issued by First American Title Insurance Company of Mid-America ("Title Company") in the amount of the Purchase Price, have the title commitment "marked" at Closing and direct the Title Company to issue an owner's title insurance policy to Perceptron in accordance with the "marked" commitment as soon as practicable, provided Perceptron pays the cost of such title insurance together with any endorsements requested by Perceptron.

                 f. DeMattia shall deliver to Perceptron a construction warranty incorporating the warranties contained in the Lease.


                 g. Perceptron shall execute and deliver an easement agreement granting a non-exclusive perpetual easement over the Site as contemplated by Section 33.8 of the Lease for the benefit of the approximately 13 acre parcel of property owned by Plymouth-West Limited Partnership, an entity affiliated with DeMattia, pursuant to an easement agreement mutually acceptable to Perceptron and DeMattia.

         8. The Lease shall remain in full force and effect until the sale of the Site and Perceptron Facility is closed and upon closing the Lease shall automatically terminate without the necessity of executing any agreements or documents and Demco XVI and Perceptron shall be released of any and all liabilities of any nature arising under the Lease. Effective the date of this Development and Purchase Agreement, DeMattia shall assume and perform all of the obligations of and be entitled to all the benefits due Demco XVI under the Lease and the letter agreement of March 8, 1996. The DeMattia Co. shall retain all obligations and liabilities under the letter agreement of March 8, 1996

         9. Perceptron shall remain liable to perform all of the covenants, agreements and obligations under the Lease until the purchase of the Perceptron Facility is closed, at which time the Lease shall terminate and be of no further force and effect and DeMattia and Perceptron will be released from all further obligations under the Lease.

         10. Plymouth-West, an entity related to DeMattia and the current owner of the Site joins in the execution of this Development and Purchase Agreement solely for the purpose of acknowledging agreement to convey the Site to either DeMattia or Perceptron, as is appropriate, when construction of the Perceptron Facility is completed and the terms and conditions of this Development and Purchase Agreement has been performed by DeMattia and Perceptron. Except for such conveyance obligation, Plymouth-West shall have no other obligations, responsibilities or liabilities under this Development and Purchase Agreement.

         IN WITNESS WHEREOF, this Development and Purchase Agreement is executed by DeMattia and Perceptron on the day and year first above written.


IN THE PRESENCE OF:       DeMattia Development Company,
                          a Michigan corporation


/S/ Jeff Becker           By: /S/ Gary D. Roberts
- ----------------------        -------------------------------
Jeff Becker                   Gary D. Roberts
                              President



                          Plymouth-West Limited Partnership,
                          a Michigan limited partnership


/S/ Jeff Becker           By: /S/ Robert A. DeMattia
- ----------------------       ----------------------------
Jeff Becker                  Robert A. DeMattia
                             General Partner



                         Perceptron, Inc.,
                         a Michigan corporation



/S/ James A. Ratigan     By:/S/ A. A. Pease
- ----------------------      -------------------------
James A. Ratigan            Alfred A. Pease
                         Its:







                                   EXHIBIT A

                       (Transaction Costs and Expenses)


         The following transaction costs and expenses shall be paid by Perceptron in addition to the Purchase Price:

  1.  Legal                                              $16,349.00
      (Leasing and Equity)

  2.  Transfer Tax

        County Transfer Tax (1.10 per 1,000) $ 5,936.70
        State Transfer Tax  (7.50 per 1,000)  40,477.50
                                              ---------
               Subtotal                      $46,414.20   46,414.20

  3.  Owners Title Insurance Premium
      (All other title expenses including endorsements
      to be paid by Purchaser)                               117.00

  4.  DeMattia Development Expenses
      (Personnel and Miscellaneous Leasing)                3,200.00
                                                          ---------
              Total:                                     $66,080.20
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